Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

1 | 1

EXECUTION COPY

MERGER PLAN

The Boards of Directors of Lemminkäinen Corporation and YIT Corporation propose to the Extraordinary General Meetings of the respective companies that the General Meetings would resolve upon the merger of Lemminkäinen Corporation into YIT Corporation through an absorption merger, so that all assets and liabilities of Lemminkäinen Corporation shall be transferred without a liquidation procedure to YIT Corporation, as set forth in this merger plan (the “Merger Plan”) (the “Merger”).

As merger consideration, the shareholders of Lemminkäinen Corporation shall receive new shares of YIT Corporation, in proportion to their existing shareholdings with aggregated fractional entitlements to new shares of YIT Corporation being sold in public trading on Nasdaq Helsinki Ltd (the “Helsinki Stock Exchange”) for the benefit of the shareholders entitled to such fractions. Lemminkäinen Corporation shall automatically dissolve as a result of the Merger.

The Merger shall be carried out in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Section 52 a of the Finnish Business Income Tax Act (360/1968, as amended).

1	Companies Involved in the Merger

1.1	Merging Company

Corporate name:	Lemminkäinen Corporation (the “Merging Company”)
Business ID:	0110775-8
Address:	Salmisaarenaukio 2, 00180 Helsinki
Domicile:	Helsinki, Finland

The Merging Company is a public limited liability company, the shares of which are publicly traded on the official list of the Helsinki Stock Exchange.

1.2	Recipient Company

Corporate name:	YIT Corporation (the “Recipient Company”)
Business ID:	0112650-2
Address:	Panuntie 11, PL 36, 00620 Helsinki
Domicile:	Helsinki, Finland

The Recipient Company is a public limited liability company, the shares of which are publicly traded on the official list of the Helsinki Stock Exchange.

The Merging Company and the Recipient Company are hereinafter jointly referred to as the “Parties” or the “Companies Involved in the Merger”.

1 | 11

2	Reasons for the Merger

The Companies Involved in the Merger have on 19 June 2017 entered into an agreement concerning the combination of the business operations of the Companies Involved in the Merger through a statutory absorption merger of the Merging Company into the Recipient Company in accordance with the Finnish Companies Act and this Merger Plan (the “Combination Agreement”).

The purpose of the Merger is to create one of the leading construction companies in urban development in the Northern European construction market with a balanced business portfolio of Housing, Business Premises, Infrastructure and Property Partnership and wider geographical presence. Together, the Companies Involved in the Merger can leverage their wide professional network to provide customers cost-competitive yet high quality and complex solutions. The Companies Involved in the Merger will create a broad project execution platform for their diversified customer base. The broadened service offering will decrease the combined company’s sensitivity to economic fluctuations, which will support cash flow generation and help the combination to reach its growth targets. The increased size, reduced risk potential and strengthened capital base of the combined company also give potential for increased financing options and lower cost of debt. In addition, the benefits of scale enable new market opportunities and ability to capture larger projects.

The Merger of the Recipient Company and the Merging Company is expected to create significant value for the shareholders of the combined company through synergies resulting from the coordination of the operations of the Companies Involved in the Merger and through increasing business opportunities. Furthermore, employees will gain improved career opportunities under a larger corporation and the combined company is expected to be an attractive employer for both existing and new talent.

3	Amendments to the Recipient Company’s Articles of Association

The Articles of Association of the Recipient Company are proposed to be amended in connection with the registration of the execution of the Merger in its entirety as set out in Appendix 1

4	Board of Directors of the Recipient Company and Remuneration

According to the proposed Articles of Association of the Recipient Company, the Recipient Company shall have a Board of Directors consisting of a minimum of five (5) and a maximum of nine (9) members. The number of the members of the Board of Directors of the Recipient Company shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of the Recipient Company resolving on the Merger. Both decisions shall be conditional upon the execution of the Merger. The term of such members of the Board of Directors shall commence on the date of registration of the execution of the Merger (the “Effective Date”) and shall expire at the end of the first annual general meeting of the Recipient Company following the Effective Date.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Board of the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the number of the members of the Board of Directors of the Recipient Company shall be eight (8) and that Matti Vuoria, the current Chairman of the Board of Directors of the Recipient Company, be conditionally elected to continue as Chairman of the Board of Directors of the Recipient Company, Berndt Brunow, the current Chairman of the Board of Directors of the Merging Company, be conditionally elected as new Vice Chairman of the Board of Directors of the Recipient Company, Erkki Järvinen, Inka Mero and Tiina Tuomela, each a current member of the Board of Directors of the Recipient Company,

2 | 11

be conditionally elected to continue to serve on the Board of Directors of the Recipient Company and that Harri-Pekka Kaukonen, Juhani Mäkinen and Kristina Pentti-von Walzel, each a current member of the Board of Directors of the Merging Company, be conditionally elected as new members of the Board of Directors of the Recipient Company for the term commencing on the Effective Date and expiring at the end of the first annual general meeting of the Recipient Company following the Effective Date.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Board of the Merging Company, shall also propose to the Extraordinary General Meeting of the Recipient Company resolving on the Merger a resolution on the remuneration of the new members of the Board of Directors of the Recipient Company, including remuneration of the new members of the Audit Committee and Personnel Committee of the Recipient Company, for the term commencing on the Effective Date. The annual remuneration of the new members to be elected shall be paid in proportion to the length of their term of office. Otherwise the resolutions on Board remuneration made by the Annual General Meeting of the Recipient Company held on March 16, 2017 shall remain in force unaffected.

The term of the members of the Board of Directors of the Recipient Company not conditionally elected to continue to serve on the Board of Directors of the Recipient Company for the term commencing on the Effective Date shall end on the Effective Date.

The term of the members of the Board of Directors of the Merging Company shall end on the Effective Date. The members of the Board of Directors of the Merging Company shall be paid a reasonable remuneration for the preparation of the final accounts of the Merging Company.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Board of the Merging Company, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of the Recipient Company, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of the Recipient Company resolving on the Merger.

The Board of the Recipient Company, after consultation with the Shareholders’ Nomination Board of the Recipient Company and the Nomination Committee of the Board of the Merging Company, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of the Recipient Company resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of the Recipient Company prior to the Effective Date, for example in case a conditionally elected member of the Board of Directors of the Recipient Company dies, resigns or has to be replaced by another person for some other reason.

5	Merger Consideration in shares

The shareholders of the Merging Company shall receive as merger consideration 3.6146 new shares of the Recipient Company for each share owned in the Merging Company (the “Merger Consideration”), that is, the Merger Consideration shall be issued to the shareholders of the Merging Company in proportion to their existing shareholding with a ratio of 3.6146:1. There is only one share class in the Recipient Company, and the shares of the Recipient Company do not have a nominal value. Shares in the Merging Company held by the Merging Company or the Recipient Company do not carry a right to the Merger Consideration.

In case the number of shares received by a shareholder of the Merging Company as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole number. Fractional entitlements to new shares of the Recipient Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange and the proceeds shall be distributed to shareholders of the Merging Company entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by the Recipient Company.

3 | 11

The allocation of the Merger Consideration is based on the shareholding in the Merging Company at the end of the last trading day preceding the Effective Date. The final total number of shares in the Recipient Company issued as Merger Consideration shall be determined on the basis of the number of shares in the Merging Company held by shareholders, other than the Merging Company itself, at the end of the day preceding the Effective Date. Such total number of shares issued shall be rounded down to the nearest full share. On the date of this Merger Plan, the Merging Company holds 15,000 treasury shares. Based on the situation on the date of this Merger Plan, the total number of shares in the Recipient Company to be issued as Merger Consideration would therefore be 83,876,431 shares.

6	Other consideration

Apart from the Merger Consideration to be issued in the form of new shares of the Recipient Company and proceeds from the sale of fractional entitlements, all as set forth in Section 5 above, no other consideration shall be distributed to the shareholders of the Merging Company.

7	Distribution of the Merger Consideration, other terms and conditions concerning the Merger Consideration and the grounds for the determination of the Merger Consideration

The Merger Consideration shall be distributed to the shareholders of the Merging Company on the Effective Date or as soon as reasonably possible thereafter.

The Merger Consideration shall be distributed in the book-entry securities system maintained by Euroclear Finland Ltd. The Merger Consideration payable to each shareholder of the Merging Company shall be calculated, using the exchange ratio set forth in Section 5 above, based on the number of shares in the Merging Company registered in each separate book-entry account of each such shareholder at the end of the last trading day preceding the Effective Date. The Merger Consideration shall be distributed automatically, and no actions are required from the shareholders of the Merging Company in relation thereto. The new shares of the Recipient Company distributed as Merger Consideration shall carry full shareholder rights as from the date of their registration.

The Merger Consideration has been determined based on the relation of valuations of the Merging Company and the Recipient Company. The value determination has been made by applying generally used valuation methods. The value determination has been based on the stand-alone valuations of the Companies Involved in the Merger including market-based valuation adjusted for company specific factors.

Based on their respective relative value determination, which is supported by a fairness opinion received by each of the Merging Company and the Recipient Company from their respective financial advisors, the Boards of Directors of the Merging Company and the Recipient Company have concluded that the Merger and the Merger Consideration are in the best interest of the Merging Company and the Recipient Company, respectively, and in the best interest of their respective shareholders.

8	Option rights and other special rights entitling to shares

The Merging Company has not issued any option rights or other special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Companies Act.

4 | 11

9	Share capital of the Recipient Company

The share capital of the Recipient Company shall be increased by EUR 500,000, in connection with the registration of the execution of the Merger in accordance with the accounting treatment described in Section 10.

10
Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the Recipient Company and of the accounting treatment to be applied in the Merger

In the Merger, all (including known, unknown and conditional) assets, liabilities and responsibilities as well as agreements and commitments and the rights and obligations relating thereto of the Merging Company, and any items that replace or substitute any such item, shall be transferred to the Recipient Company.

The Merger is to be carried out by applying the acquisition method. A merger result will arise in connection with the Merger, the amount of which is determined by the net difference between the fair value of the shares in the Recipient Company issued as Merger Consideration and the net amount of the assets and liabilities of the Merging Company. The merger result is treated in the Recipient Company’s accounts by applying generally accepted accounting principles in Finland.

The balance sheet items of the Merging Company, with the exception of shareholders’ equity, are recorded in the balance sheet of the Recipient Company by using the following accounting methods:

•
The assets in the closing accounts of the Merging Company are recognized in appropriate asset items in the balance sheet of the Recipient Company in accordance with the Accounting Act and Decree. The liabilities in the closing accounts of the Merging Company are recognized in appropriate liability items of the Recipient Company, except for items referring to receivables from the Recipient Company to the Merging Company; these receivables will be extinguished in the Merger.

•
The merger result calculated on the basis of the closing accounts on the Effective Date of the Merger will be capitalized to those assets or liabilities in the Recipient Company’s balance sheet where it is assumed to have been generated. The amount of the merger result that cannot be allocated to assets or liabilities is recognized in the balance sheet as an increase in goodwill.

A description of the assets, liabilities and shareholders’ equity of the Merging Company and an illustration of the post-Merger balance sheet of the Recipient Company is attached to this Merger Plan as Appendix 2

The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the circumstances and generally accepted accounting principles applicable in Finland at the Effective Date of the Merger.

11	Matters outside ordinary business operations

From the date of this Merger Plan, each of the Parties shall continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice of the relevant Party, unless the Parties specifically agree otherwise.

The Merging Company and the Recipient Company shall during the Merger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, acquisition or disposal of treasury shares, dividend distributions, changes in share capital, or any comparable actions, or take or commit to take any such actions, unless the Parties specifically agree otherwise.

5 | 11

12	Capital loans

Neither the Merging Company nor the Recipient Company has issued any capital loans, as defined in Chapter 12, Section 1 of the Finnish Companies Act.

13	Shareholdings between the Merging Company and the Recipient Company

On the date of this Merger Plan, the Merging Company or its subsidiaries do not hold and the Merging Company agrees not to acquire (and to cause its subsidiaries not to acquire) any shares in the Recipient Company and the Recipient Company does not hold and agrees not to acquire any shares in the Merging Company, unless the Parties specifically agree otherwise in writing.

On the date of this Merger Plan, the Merging Company holds 15,000 treasury shares. Neither of the Companies Involved in the Merger has a parent company.

14	Business mortgages

On the date of this Merger Plan, there are no business mortgages as defined in the Finnish Act on Business Mortgages (634/1984, as amended) pertaining to the assets of either the Merging Company or the Recipient Company.

15	Special benefits or rights in connection with the Merger

Except as set forth below, no special benefits or rights, each within the meaning of the Finnish Companies Act, shall be granted in connection with the Merger to any members of the Board of Directors, the managing directors (“CEOs”) or the auditors of either the Merging Company or the Recipient Company, or to the auditors issuing statements on this Merger Plan to the Merging Company and the Recipient Company.

In addition to any benefits set forth in the remuneration statement of the Merging Company available on the Merging Company’s website at www.lemminkainen.com, the CEO of the Merging Company is entitled to a retention bonus in the amount equaling his twelve months’ total base salary and payable upon the execution of the Merger. All earned and outstanding rewards payable to the CEO of the Merging Company in September 2017 under the share based long-term incentive plan of the Merging Company described in the above remuneration statement shall be settled in cash and, following the execution of the Merger, any share rewards earned and outstanding after the execution of the Merger, under the incentive plan, shall be converted to shares of the Recipient Company using the exchange ratio set out in Section 5.

The remuneration of the CEO of the Recipient Company is set forth in the remuneration statement of the Recipient Company available on the Recipient Company’s website at www.yitgroup.com.

The remuneration of the auditors issuing their statement on this Merger Plan and remuneration of the auditor of the Merging Company issuing a report on the final accounts of the Merging Company is proposed to be paid in accordance with an invoice approved by the Board of Directors of the Recipient Company.

6 | 11

16	Planned registration of the execution of the Merger

The planned Effective Date, meaning the planned date of registration of the execution of the Merger, shall be 1 November 2017 (effective registration time approximately at 00:01).

The Boards of Directors of the Companies Involved in the Merger shall have an obligation to file the notification for the execution of the Merger with the Trade Register on 31 October 2017, unless otherwise jointly agreed by the Companies Involved in the Merger, and provided that the conditions set out in sub-Sections (i), (iii) and (iv) of Section 19 below have been fulfilled or duly waived at the latest five (5) business days before the said date, or, if the said conditions for the execution of the Merger have not been fulfilled or duly waived at the latest five (5) business days before the said date, on 29 December 2017 or, if later, the last business day of the calendar month occurring five (5) business days after the conditions set out in sub-Sections (i), (iii) and (iv) of Section 19 below have been fulfilled, and provided in each case that all the conditions set out in Section 19 have been fulfilled or duly waived on or before the date when the notification for the execution of the Merger is filed with the Trade Register, with a request to the Trade Register authority to register the Merger on the first day of the calendar month next following such filing date, unless otherwise jointly agreed by the Companies Involved in the Merger.

The Boards of Directors of the Companies Involved in the Merger may jointly resolve not to implement the Merger if material grounds for this exist, both before and after the Extraordinary General Meetings of the Companies Involved in the Merger have resolved upon the Merger.

17	Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company

The Recipient Company shall apply for the listing of the new shares to be issued by the Recipient Company as Merger Consideration to public trading on the Helsinki Stock Exchange. For the purposes of the Merger and the listing of the new shares to be issued by the Recipient Company as Merger Consideration, a merger prospectus will be published by the Recipient Company before the Extraordinary General Meetings of the Recipient Company and the Merging Company, respectively, resolving on the Merger. The trading in the new shares shall begin on the Effective Date or as soon as reasonably possible thereafter.

The trading in the shares of the Merging Company on the Helsinki Stock Exchange is expected to end at the end of the last trading day preceding the Effective Date and the shares in the Merging Company are expected to cease to be listed on the Helsinki Stock Exchange as of the Effective Date, at the latest.

18	Language versions

This document (including any applicable appendices) is an unofficial translation of the original document which has been prepared and executed in Finnish. Should any discrepancies exist between the Finnish and the English versions, the Finnish version shall prevail.

19	Conditions for executing the Merger

The execution of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

(i)	the Merger having been duly approved by the Extraordinary General Meeting of shareholders of the Merging Company;

7 | 11

(ii)
shareholders of the Merging Company representing no more than twenty (20) per cent of all shares and votes in the Merging Company having demanded the redemption of his/her/its shares in the Merging Company pursuant to Chapter 16, Section 13 of the Finnish Companies Act;

(iii)
the Merger, the proposed amendments to the Articles of Association, the number and election of the members of the Board of Directors (including the election of the Chairman and the Vice Chairman of the Board of Directors) and the remuneration of the members of the Board of Directors (including remuneration of the members of the Audit Committee and Personnel Committee of the Recipient Company), as set forth in Sections 3 and 4 above, as well as the issuance of new shares of the Recipient Company as Merger Consideration to the shareholders of the Merging Company and a temporary deviation from the Standing Order of the Recipient Company’s Shareholders’ Nomination Board respectively, having been duly approved by the Extraordinary General Meeting of shareholders of the Recipient Company;

(iv)
the necessary statutory or regulatory approvals, permits, consents or clearances, including the relevant competition clearances, required for the execution of the Merger having been obtained on terms containing no undertakings or remedies which in the opinion of the Boards of Directors of both Parties, acting in good faith, would reasonably be expected to have a material adverse effect, as defined in the Combination Agreement, on the group of the Recipient Company  after the Merger, taken as a whole, or be otherwise materially adverse to the group of the Recipient Company after the Merger in view of the benefits sought from the Merger;

(v)
the Recipient Company having obtained from the Helsinki Stock Exchange written confirmations that the listing of the Merger Consideration shares on the official list of the said stock exchange will take place promptly on the Effective Date or as soon as possible thereafter;

(vi)	the financing required in connection with the Merger being available materially in accordance with the post-Merger financing arrangement of the Recipient Company;

(vii)
no event of default under any arrangement in respect of financial indebtedness of either Party having, as of the Signing Date, an outstanding principal amount of no less than EUR 90,000,000 having occurred and being continuing or being reasonably likely to occur as a result of the Completion, if such event of default would, in the opinion of the Boards of Directors of both Parties acting in good faith, be reasonably expected to have a material adverse effect, as defined in the Combination Agreement, on the group of the Recipient Company after the Merger;

(viii)
no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect, as defined in the Combination Agreement,  in respect of the group of the Merging Company or of the Recipient Company or,  the group of the Recipient Company after the Merger;

(ix)
neither Party not, on or after the date of the Combination Agreement, having received information on an event, circumstance or change having occurred prior to the date of the Combination Agreement and previously undisclosed to it that would have a material adverse effect, as defined in the Combination Agreement,  in respect of the group of the Merging Company or of the Recipient Company or, the group of the Recipient Company after the Merger; and

8 | 11

(x)	the Combination Agreement not having been terminated in accordance with its provisions.

20	Auxiliary Trade Names

In connection with the execution of the Merger, the auxiliary trade names set out in Appendix 4  are registered for the Recipient Company.

21	Transfer of employees

All the employees of the Merging Company shall be transferred to the Recipient Company in connection with the execution of the Merger by operation of law as so called old employees.

22	Other issues

The Boards of Directors of the Companies Involved in the Merger are jointly authorized to decide on technical amendments to this Merger Plan or its appendices as may be required by authorities or otherwise considered appropriate by the Boards of Directors.

______________________________

(Signature pages follow)

9 | 11

This Merger Plan has been made in two (2) identical counterparts, one (1) for the Merging Company and one (1) for the Recipient Company.

In Helsinki, on 19 June 2017

YIT CORPORATION

Matti Vuoria Chairman of the Board

LEMMINKÄINEN CORPORATION

Berndt Brunow Chairman of the Board

10 | 11

Appendices to Merger Plan

Appendix 1	Amended Articles of Association of the Recipient Company

Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company

Appendix 3	Auditors’ statements in accordance with Chapter 16, Section 4 of the Finnish Companies Act

Appendix 4	Auxiliary trade names

11 | 11

Appendix 1

Amended Articles of Association of the Recipient Company

1 § The trade name of the Company shall be YIT Oyj in Finnish, YIT Abp in Swedish, and YIT Corporation in English. The Company's registered office is located in Helsinki, Finland.

2 § The objects of the Company are to engage in production in the construction industry, manufacture and leasing of and trade with building materials and components in Finland and abroad. In addition to the foregoing activities, the Company shall own, buy and sell real estate properties and shares in housing and real estate companies as well as lease apartments and properties complete with buildings and facilities and engage in other activities related to the foregoing. The Company may also trade in securities. The Company may engage in the activities in accordance with its declared objects either directly and/or through its subsidiaries and affiliated companies and joint ventures. The Company may offer services in the areas of administration, personnel management, financing, accounting, legal matters, taxation, investor relations and communications as well as other services to the Group companies and affiliated companies.

3 § The Company shares are included in the book-entry securities system.

4 § For the proper administration and organization of the Company's affairs, the Company shall have a Board of Directors consisting of a Chairman and Vice Chairman appointed by the general meeting of shareholders as well as a minimum of three (3) and maximum of seven (7) members. Should the membership of the Chairman or Vice Chairman expire during the term of office, the Board of Directors may elect a new Chairman or Vice Chairman from among its members.

The term of each member of the Board of Directors shall begin at the general meeting of shareholders at which he or she is elected and expire at the end of the next Annual General Meeting of Shareholders following election.

5 § The Company shall have a Managing Director appointed by the Board of Directors.

6 § The Company is signed for severally by the Managing Director, or jointly by any two members of the Board of Directors. The Board of Directors may authorize a designated individual to sign for the Company together with any member of the Board of Directors or another person authorized to represent the Company. Additionally, the Board of Directors may grant an authorization to represent the Company per procuration allowing the person so authorized to represent the Company together with a member of the Board of Directors or another person authorized to represent the Company.

7 § The Company's accounting period shall be one calendar year.

The Company shall have one Auditor that shall be an approved auditing firm. The Auditor's term shall cover the current financial year at the time of election and expire at the end of the next Annual General Meeting of Shareholders following election.

8 § The Annual General Meeting of Shareholders shall be held annually by the end of June.

The notice of the meeting of shareholders shall be published on the Company's website.

To be able to attend the general meeting of shareholders, each shareholder shall notify the Company thereof by the date indicated in the notice of the meeting which date may be no earlier than ten days before the meeting.

9 § The Annual General Meeting of Shareholders shall be presented with

1 | 2

- the financial statement and the annual report
- Auditor's report and

pass resolutions on
- adoption of the financial statement
- any measures called for by the profit shown on the balance sheet
- discharge from liability for the members of the Board of Directors and the Managing Director
- the number of members of the Board of Directors
- remuneration for the Chairman, the Vice Chairman and the members of the Board of Directors
- remuneration for the Auditor and

elect
- the Chairman and Vice Chairman and members of the Board of Directors and
- the Auditor and

address
- all the other issues indicated in the notice of the meeting.

10 § Any disputes regarding the application of the Limited Liability Companies Act shall, instead of being referred to a District Court, be settled through arbitration in accordance with the rules of the Arbitration Institute of the Central Chamber of Commerce of Finland by an arbitration tribunal consisting of a single arbitrator. The arbitration proceedings shall be held in Helsinki.

2 | 2

Appendix 2

Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company

The balance sheets of the Recipient Company and the Merging Company before the Merger as at 31 March 2017 and the illustrative Merger balance sheet of the Recipient Company post-Merger as at 31 March 2017 with preliminary Merger adjustments calculated under the acquisition method are presented below.

EUR million	Recipient Company, YIT Corporation before Merger	Merging Company, Lemminkäinen Corporation before Merger	Preliminary Merger adjustments	Reference	Recipient Company Merger Balance Sheet
Assets
Non-current assets
Intangible assets	2.5	4.7	-		7.3
Tangible assets	2.8	10.6	-		13.4
Investments	718.4	155.1	444.9	1)	1,318.3
Total non-current assets	723.8	170.3	444.9		1,339.0

Current assets
Long-term receivables	215.9	110.7	-		326.6
Receivables	133.1	33.1	-		166.2
Cash and cash equivalents	58.6	68.1	-		126.7
Total current assets	407.6	211.9	-		619.5
Total assets	1,131.4	382.2	444.9		1,958.5

Equity and liabilities
Equity
Share capital	149.2	34.0	-33.5	1)	149.7
Other reserves:
Non restricted equity reserve	8.2	90.6	540.5	1)	639.3
Fair value reserve	-0.3	-	-		-0.3
Share premium account	-	5.7	-5.7	1)	-
Retained earnings	264.9	59.4	-59.4	1)	264.9
Net profit for the financial year	2.1	-3.0	3.0	1)	2.1
Total equity	424.2	186.7	444.9		1,055.8

1 | 2

Appropriations
Accumulated depreciation difference	0.5	-	-		0.5
Provisions	2.4	5.2	-		7.6

Liabilities
Non-current liabilities	219.9	135.2	-		355.1
Current liabilities	484.4	55.1	-	2)	539.5
Total liabilities	704.3	190.3	-		894.6
Total equity and liabilities	1,131.4	382.2	444.9		1,958.5

1)
The equity of the Recipient Company shall be formed in the Merger applying the acquisition method so that the amount recorded to the equity of the Merging Company shall be eliminated. The difference between the Merger Consideration and the net assets of the Merging Company shall be recorded to Investments. The Merger Consideration shall be recorded in the unrestricted equity of the Recipient Company with the exception of the increase in share capital as described in Section 9. The Merger Consideration shall be calculated in accordance with the generally accepted accounting principles applicable in Finland using the fair value of the Recipient Company and final total number of shares to be issued as the Merger Consideration. For the purpose of the Merger Consideration used for the illustrative Recipient Company Merger balance sheet, the last trading price of the Recipient Company’s shares on 31 May 2017 of EUR 7.53 and the number of new shares of the Recipient Company of 83,876,431 has been used.

2)	Current liabilities include liabilities relating to dividend payable amounting to EUR 27.6 million in the Recipient Company and EUR 15.3 million in the Merging Company.

2 | 2

Appendix 3

Auditors’ statements in accordance with
Chapter 16, Section 4 of the Finnish Companies Act

1 | 3

Auditor’s Statement to the Extraordinary General Meeting of Lemminkäinen Corporation (translation from the Finnish original)

We have undertaken a reasonable assurance engagement of the merger plan prepared by the Board of Directors of Lemminkäinen Corporation and YIT Corporation dated 19 June 2017. The Board of Directors of Lemminkäinen Corporation has decided to propose to the extraordinary general meeting to decide that Lemminkäinen Corporation shall merge into YIT Corporation.  The Boards of Directors of the merging companies have prepared a merger plan with respect to the proposed merger. According to the conditions of the merger the shareholders of Lemminkäinen Corporation shall receive as merger consideration 3,6146 new shares of YIT Corporation for each share owned in Lemminkäinen Corporation. The proposed share exchange ratio is based on the valuation results of applying the valuation methods for determining the values of the companies as described in the merger plan prepared by the Boards of Directors.

Responsibilities of the Board of Directors

The Boards of Directors of Lemminkäinen Corporation and YIT Corporation are responsible for the preparation of a merger plan that gives a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Companies Act.

Auditor’s independence and quality control

We are independent of the company in accordance with the ethical requirements that are relevant to our engagement in Finland, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

The auditor applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

Our responsibility is based on our work to express an opinion on the merger plan. We conducted our reasonable assurance engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3000. The engagement involves performing procedures to obtain evidence on whether the merger plan gives a true and fair view in accordance with the Finnish Companies Act of the basis on which the merger consideration is determined and of the distribution of the merger consideration.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on Chapter 16 Section 4 of the Finnish Companies Act, the merger plan gives, in all material respects, a true and fair view in accordance with the Finnish Companies Act of the basis on which the merger consideration is determined and of the distribution of the merger consideration.

Helsinki  19 June 2017

PricewaterhouseCoopers Oy
Authorised Public Accountants

Markku Katajisto
Authorised Public Accountant (KHT)

PricewaterhouseCoopers Oy, Authorised Public Accountants, P.O. Box 1015 (Itämerentori 2), FI-00101 HELSINKI
Phone +358 20 787 7000, Fax +358 20 787 8000, www.pwc.fi
Reg. Domicile Helsinki, Business ID 0486406-8

2 | 3

Auditor’s Statement to the Extraordinary Shareholders Meeting of YIT Corporation (translation from the Finnish original)

We have undertaken a reasonable assurance engagement of the merger plan prepared by the Board of Directors of YIT Corporation and Lemminkäinen Corporation dated 19 June 2017. The Board of Directors of YIT Corporation has decided to propose to the extraordinary shareholders meeting to decide that Lemminkäinen Corporation shall merge into YIT Corporation.  The Boards of Directors of the merging companies have prepared a merger plan with respect to the proposed merger. According to the conditions of the merger the shareholders of Lemminkäinen Corporation shall receive as merger consideration 3.6146 new shares of YIT Corporation for each share owned in Lemminkäinen Corporation. The proposed share exchange ratio is based on the valuation results of applying the valuation methods for determining the values of the companies as described in the merger plan prepared by the Boards of Directors.

Responsibilities of the Board of Directors

The Boards of Directors of YIT Corporation and Lemminkäinen Corporation are responsible for the preparation of a merger plan that gives a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

Auditor’s independence and quality control

We are independent of the company in accordance with the ethical requirements that are relevant to our engagement in Finland, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

The auditor applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

Our responsibility is based on our work to express an opinion on the merger plan and examine and report whether the merger is conductive to compromising the repayment of the current debts of YIT Corporation. We conducted our reasonable assurance engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3000. The engagement involves performing procedures to obtain evidence on whether the merger plan gives a true and fair view in accordance with the Finnish Limited Liability Companies Act of the basis on which the merger consideration is determined, of the distribution of the merger consideration and whether the merger is conductive to compromising the repayment of the current debts of YIT Corporation.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on Chapter 16 Section 4 of the Finnish Limited Liability Companies Act, the merger plan gives, in all material respects, a true and fair view in accordance with the Finnish Limited Liability Companies Act of the basis on which the merger consideration is determined and of the distribution of the merger consideration. According to our understanding the merger is not conductive to compromising the repayment of the current debts of YIT Corporation.

Helsinki 19 June 2017

PricewaterhouseCoopers Oy
Authorised Public Accountants
Juha Wahlroos
Authorised Public Accountant (KHT)

PricewaterhouseCoopers Oy, Authorised Public Accountants, P.O. Box 1015 (Itämerentori 2), FI-00101 HELSINKI
Phone +358 20 787 7000, Fax +358 20 787 8000, www.pwc.fi
Reg. Domicile Helsinki, Business ID 0486406-8

3 | 3

Appendix 4

Auxiliary trade names

In connection with the execution of the Merger, the following auxiliary trade names are registered for the Recipient Company:

•
Lemminkäinen, through which the Recipient Company will carry out construction and contracting business, industrial production, wholesale and retail trade with building materials and supplies, import and export of building materials, securities trading and buying and selling of real estate properties;

•	Porin Sora ja Sepeli, through which the Recipient Company will carry out production and sale of rock materials in the economic areas of Etelä-Pohjanmaa and Satakunta;

•	Tehoasfaltti, through which the Recipient Company will carry out pavement and rock material work in the economic areas of Etelä-Pohjanmaa and Satakunta;

•	Salon Louhinta, through which the Recipient Company will carry out production and sale of rock materials in west Finland;

•	Kerana, through which the Recipient Company will carry out roof contracting work as well as production and sale of roofing materials;

•
Keski-Suomen Sora, through which the Recipient Company will carry out production and sale of soil as well as fractions of gravel and rock, excavation work and excavation work contracting as well as transportation transmission;

•	Soraseula, through which the Recipient Company will carry out concrete product industry and sale of buildings materials;

•	Finnasfalt, through which the Recipient Company will carry out road pavement activity and production and sale of bitumen-concrete mix;

•	Asfaltor, through which the Recipient Company will carry out road pavement activity;

•	Takuuasfaltti, through which the Recipient Company will carry out production of bitumen-concrete mix in south Finland;

•	Eka-Asfaltti, through which the Recipient Company will carry out production of bitumen-concrete mix in west Finland;

•	Asfalttikeskus, through which the Recipient Company will carry out production of bitumen-concrete mix in north Finland;

•	Närpiön Sora, through which the Recipient Company will carry out production and sale of rock materials;

•	Närpes Grus, through which the Recipient Company will carry out production and sale of rock materials in Pohjanmaa; and

•	Rakennus Lemminkäinen, through which the Recipient Company will carry out construction industry.

1 | 1